Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114365, No. 333 114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333 66348, No. 333-32309, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, No. 333-02121, No. 333-121243, No. 333-123750, No. 333-123751, No. 333-133268, No. 333-142683, and No. 333-150838, on Form S-8 of our report dated November 23, 2010, relating to the consolidated financial statements of Fair Isaac Corporation and subsidiaries and the effectiveness of Fair Isaac Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard concerning accounting for revenue recognition for non-software deliverables in multiple element arrangements) appearing in this Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2010.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
November 23, 2010